Exhibit 99.2

April 19, 2011

Board of Directors

Zoran Corporation

1390 Kifer Road

Sunnyvale, CA 94086

Re:	Initially Filed Registration Statement on Form F-4 of CSR plc, filed April 19, 2011 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated February 20, 2011 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than CSR plc (“CSR”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Zoran Corporation (the “Company”) of the exchange ratio of 0.4625 American Depositary Shares (“ADS”) (which is equivalent to 1.85 CSR Ordinary Shares (as defined below)), with each ADS representing 4 ordinary shares, par value £0.001 per share (the “CSR Ordinary Shares”), of CSR, to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of February 20, 2011, by and among CSR, Zeiss Merger Sub, Inc., a direct, wholly-owned subsidiary of CSR, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Opinion of Zoran’s Financial Advisor”, “Background of the Merger” and “Unanimous Recommendation of Zoran’s Board of Directors; Zoran’s Reasons for the Merger” and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)